Exhibit 16.1

May 5, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Fortress Transportation and Infrastructure Investors LLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Fortress Transportation and Infrastructure Investors LLC dated May 5, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York